April 6, 2009

Nu Horizons Electronics Corp.
70 Maxess Road
Melville, New York 11747

Ladies and Gentlemen:

I hereby surrender to Nu Horizons Electronics Corp.  (the "Company") my options to purchase 135,000 shares of common stock of the Company that were granted to me under the Company's 2000 Key Employee Stock Option Plan pursuant to the Stock Option Grant Agreement, dated as of May 24, 2002, between the Company and me. This surrender does not affect any other option or restricted stock award that may have been made to me at any other time.

I hereby acknowledge and agree that I will have no rights to or interest in the surrendered options effective as of the date hereof. I further acknowledge and agree that I will receive nothing in return for this surrender and was promised nothing in return, such as future equity grants to replace the forfeited options.

Very truly yours,

/s/ Richard Schuster
Richard Schuster

AGREED:

NU HORIZONS ELECTRONICS CORP.

/s/ Arthur Nadata